EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                   Year Ended December 31,
                                                                   -----------------------
                                          1992               1993              1994              1995               1996
                                          ----               ----              ----              ----               ----

Primary earnings per share:
Net income (loss)                   $  (3,324,288)     $     847,887      $    533,427       $     107,193      $     363,458
Preferred stock dividends                 (59,160)           (59,160)          (59,160)            (59,160)           (59,160)
Debenture interest                                                              42,944
                                    -------------      -------------      -------------      -------------      -------------
                                       (3,383,448)           788,727            517,211             48,033            304,298
                                    ==============     =============      =============      =============      =============

Primary weighted average number
   of common and common stock
   outstanding                          8,426,853(1)      10,581,092(1)      11,644,785(1)      12,062,019(1)      12,095,751(1)
                                    =============      =============      =============      =============      =============

Primary earnings per share
   Income (loss) before
    extraordinary item              $        (.40)     $        .06       $        .04       $        .01       $         .03
  Extraordinary item                                            .01
                                    -------------      ------------       ------------       ------------       -------------
                                    $        (.40)     $        .07       $        .04       $        .01       $         .03

Fully diluted earnings per share:

Net income (loss)                   $  (3,324,288)     $    847,887       $    533,427       $    107,193       $     363,458
Preferred stock dividends                 (59,160)          (59,160)           (59,160)           (59,160)            (59,160)
Debenture interest                                                              42,944
                                    -------------      ------------       ------------       ------------       -------------
                                       (3,383,488)          788,727            517,211             48,033             304,298
                                    ==============     ============       ============       ============       =============

Fully diluted weighted average
   number of common and common
   stock equivalent shares
   outstanding                          8,426,853(1)     10,581,092(1)      11,644,785(1)      12,062,019(1)       12,095,751(1)
                                    =============      ============       ============       ============       =============

Fully diluted earnings per share
   Income (loss) before
    extraordinary item              $        (.40)     $        .06       $        .04       $       .01        $         .03
   Extraordinary item                                           .01
                                    -------------      ------------       ------------       -----------        -------------
                                    $        (.40)     $        .07       $        .04       $       .01        $         .03
                                    =============      ============       ============       ===========        =============

<F1>  See Note 1 to the consolidated financial statements.